  Exhibit 99.2

Zoom Telephonics, Inc. Announces the Retirement of 3 Directors

Boston, MA, October 13, 2020 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of Motorola-brand cable modems, routers, and home security products, announced today the retirement of Co-Founders Frank Manning, Peter Kramer, and longtime board member Joseph Donovan from the company’s Board of Directors.

Founded in 1977, Zoom’s first products were the phone Silencer and an advanced speed dialer known as the Demon Dialer. The company introduced its first dial-up modem in 1983, and grew its modem sales to $100 million by 1996, generating $2.5 million in net income that year. Their manufacturing team went on to produce a variety of broadband products—DSL, cable modems, and modem/routers included—which grew as dial-up modem sales declined. In 2016, Zoom began selling these broadband products under a Motorola brand license, fueling dramatic growth. The company has since expanded this Motorola brand license to include other local area networking products, including mesh products and a range of home security solutions. Although Zoom continues to focus on broadband and local area network products, the company has recently added powerful networking applications and other software to its portfolio to provide even higher performance and ease of use.

“Zoom Telephonics is going through an exciting generational change,” says Jeremy Hitchcock, Executive Chairman. “After providing years of strategic leadership as CEO, Frank Manning has continued to give valuable counsel to the board. It is a testament to the hard work of Mr. Manning, and the many others who have contributed throughout the years, that this company remains strong and well-positioned for future growth. We are particularly grateful for the many years of service provided by Frank Manning, Peter Kramer and Joe Donovan, and for the trust they put into Zoom’s new leadership.”

“Zoom Telephonics is a leader in Internet access products that deliver high performance and ease of use, and we benefit from strong customers including Amazon, Best Buy, Micro Center, Target, and others,” said Frank Manning. “I’m excited about Zoom’s potential as it expands into Mesh Network products and benefits from exciting new software applications. I’m proud of what I’ve accomplished at Zoom, with 43 years as CEO ending with my retirement in February of this year. I’m very grateful for the people I’ve worked with, including co-founder and former Executive VP Peter Kramer, co-founders T. Pat Manning, Bruce Kramer, and Bernard Furman, former VP Operations Deena Randall and VP Sales & Marketing Terry Manning, many other wonderful co-workers, Joe Donovan, Bob Crowley, Ron Woods, and other Directors, customers, suppliers, investors, and others. Together we grew a great company, and we wish Jeremy Hitchcock and the entire Zoom team the best as they aggressively move into the future.”

About Zoom Telephonics Zoom Telephonics, Inc.
(“Zoom”) (OTCQB: ZMTP) Operating under an exclusive worldwide license from Motorola, Zoom Telephonics, Inc. (OTC: ZMTP) develops, markets, and supports Motorola-brand cable modems, routers, and home security products.

In addition, Zoom Telephonics develops customer engagement platforms for IoT devices, such as the new MotoManage App, enabling product diversification for increased market share and future license expansion. For more information about Zoom and Motorola products, please visit www.zoom.net and www.motorolanetwork.com and www.motomanage.com

About Motorola Strategic Brand Partnerships
For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high quality products that enrich consumer’s lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola.

To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola MOTOROLA, the Stylized Motorola Logo and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC, and are used under license.

Media Contact: Marlana Trombley
Interim CMO Zoom Telephonics
Phone: 203-592-9687
Email: Marlana@zoom.net